Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

Contact:	David Dugan Director, Corporate Communications and Investor Relations 503-653-4692
Release:	Immediately

Blount Announces 2011 Fourth Quarter and Full Year Results, Provides Outlook for 2012

•	Full year sales increased 36% to $832 million

•	Full year operating income increased 14% to $98 million

•	Fourth quarter 2011 sales increased 38% from the prior year, 4% when excluding sales associated with acquired businesses

•	Fourth quarter 2011 operating income and operating margin consistent with fourth quarter 2010 results, excluding the impact of businesses acquired in 2011

PORTLAND, OR, March 6, 2012: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2011. Blount also provided an outlook for 2012.

Results for the Quarter and Full Year Ended December 31, 2011

Sales in the fourth quarter were $236.5 million, a 38% increase from the fourth quarter of 2010 and a 4% increase when excluding the impact of acquired businesses. Operating income for the fourth quarter of 2011 was $21.4 million compared to $21.5 million in the prior year. The year-over-year impact of acquired businesses increased sales by $59.0 million and decreased operating income by $0.4 million in the fourth quarter of 2011. Fourth quarter 2011 operating income includes non-cash charges of $6.7 million related to accounting for acquisitions. Fourth quarter income from continuing operations was $9.5 million ($0.19 per diluted share) compared to $12.4 million ($0.25 per diluted share) in the fourth quarter of 2010. Both non-cash purchase accounting charges and a higher income tax rate contributed significantly to the lower income from continuing operations. The year-over-year increase in non-cash purchase accounting charges in the fourth quarter of 2011 reduced income from continuing operations by $3.4 million, or $0.07 per diluted share.

Full year 2011 sales were $831.6 million, a 36% increase from 2010. Full year 2011 sales rose 14% when excluding sales generated from acquired businesses. Operating income for 2011 was $98.0 million compared to $85.6 million in 2010, and income from continuing operations was $49.7 million ($1.01 per diluted share) compared to $41.4 million ($0.85 per diluted share) in 2010. The year-over-year increase in non-cash purchase accounting charges in 2011 reduced income from continuing operations by $8.5 million, or $0.17 per diluted share.

“The past year was extremely productive, including the acquisitions of KOX, PBL, and Woods/TISCO; the refinancing of our lending facility, which lowered our borrowing costs and provided us low cost acquisition financing; the introduction of an OREGON® branded log splitter and OREGON® PowerNowTM cordless chain saw; the ground breaking for the expansion of our saw chain and guide bar manufacturing facility in China, which will allow us to meet future customer demand; and the opening of our new Kansas City distribution center,” commented Josh Collins, Blount’s Chairman and Chief Executive Officer. “Our fourth quarter 2011 results reflect increased spending and investment in connection with executing our strategic programs as well as some slowing in sales growth compared to rates we saw earlier in the year. We expect a busy 2012 as we work to integrate the recently acquired businesses and increase capacity.”

Segment Results

As a result of the acquisitions we made in 2011, we now operate in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. Beginning with the fourth quarter of 2011, the Company is reporting separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.” All financial information for our business segments is presented on a comparable basis.

Forestry, Lawn, and Garden

The FLAG segment reported fourth quarter and full year 2011 sales of $165.6 and $659.8 million, respectively. Fourth quarter 2011 sales increased 14% from the fourth quarter of 2010; 4% when excluding acquired businesses. For comparability, all sales statistics are quoted excluding the impact of acquired businesses for the period during which Blount did not own the acquired business. Fourth quarter 2011 sales were strongest in the South Asia and South American markets, growing a combined 10% compared to the fourth quarter of 2010, followed by the U.S. which grew 6% in the fourth quarter of 2011. Europe and Russia combined for an 8% sales decline as market conditions softened with sovereign debt concerns and economic conditions in that region. The change in segment sales for the comparable fourth quarter periods is illustrated below, with sales from businesses acquired within the past year of $14.0 million presented entirely as acquired volume increase.

Change in FLAG Segment Sales from Fourth Quarter 2010

(U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Growth
Fourth Quarter 2010	$145.4
Increase / (Decrease)
Foreign Exchange	0.5	0.3%

	145.9	0.3%
Unit Volume	0.9	0.6%
Selling Price / Mix	4.8	3.3%

	151.6	4.2%
Acquired Volume (1)	14.0	9.6%

Fourth Quarter 2011	$165.6	13.9%

(1)	Represents all fourth quarter 2011 sales from KOX and the FLAG portion of PBL

Segment backlog was $182.4 million at December 31, 2011 compared to $126.0 million at December 31, 2010. Backlog at December 31, 2011 includes $9.7 million related to businesses acquired in 2011.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $26.3 million and $33.3 million, respectively, for the fourth quarter of 2011. Segment contribution to operating income and Adjusted EBITDA increased by 0.4% and 5.3%, respectively, for the fourth quarter of 2011 versus 2010. Increased selling prices had the largest impact on segment operating income. A reconciliation of the fourth quarter 2011 contribution to operating income compared to the fourth quarter of 2010 is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization and Other	Adjusted EBITDA
Fourth Quarter 2010	$26.2	18.0%	$5.4	$31.6

Increase / (Decrease)
Steel	(2.7)
Foreign Exchange	1.1

	24.7	16.9%
Unit Volume	0.3
Selling Price / Mix	4.8
Costs / Mix	(2.6)

	27.1	17.8%
Acquired businesses excluding acquisition accounting	0.2
Acquisition accounting	(1.0)

Fourth Quarter 2011	$26.3	15.9%	$7.0	$33.3

The impact of steel costs reduced segment contribution to operating income, partially offset by favorable changes in currency exchange rates, which combined for a reduction to segment contribution margin by approximately 110 basis points. The positive impact of currency on the segment’s cost structure was related to the relatively weaker Brazilian currency as well as more favorable currency exchange rates underlying material purchases on a year-over-year basis. Increased unit volume and segment average selling prices improved segment contribution to operating income, but were partially offset by increased costs/mix spending, combining for an increase in segment contribution margin of 90 basis points. The increase in segment cost/mix spending was driven by higher advertising expense in support of the recently introduced OREGON® PowerNowTM cordless chain saw. Compensation and relocation costs also increased in connection with positioning personnel in the supply chain and marketing areas to execute the Company’s strategic programs.

Farm, Ranch, and Agriculture

The FRAG segment reported fourth quarter and full year 2011 sales of $65.8 and $147.5 million, respectively. Fourth quarter 2011 sales increased $45.3 million from the fourth quarter of 2010, driven nearly entirely by sales generated by acquired businesses. Excluding the impact of acquired businesses, sales increased just over 1%. The change in segment sales for the comparable fourth quarter periods is illustrated below, with sales from business acquired within the past year of $45.1 million presented entirely as acquired volume increase.

Change in FRAG Segment Sales from Fourth Quarter 2010

(U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Growth
Fourth Quarter 2010	$20.4
Increase / (Decrease)
Unit Volume	(0.6)	(3.1)%
Selling Price / Mix	0.9	4.2%

	20.7	1.1%
Acquired Volume (1)	45.1	221.0%

Fourth Quarter 2011	$65.8	222.0%

(1)	Represents all fourth quarter 2011 sales from Woods and from the FRAG portion of PBL

Segment backlog was $28.3 million at December 31, 2011 compared to $6.7 million at December 31, 2010. December 31, 2011 backlog includes $21.5 million related to businesses acquired in 2011.

Segment contribution to operating income and Adjusted EBITDA was a net expense of $0.6 million and earnings of $6.3 million, respectively, for the fourth quarter of 2011. Acquired businesses had a significant impact on segment contribution to operating income. A reconciliation of the fourth quarter 2011 contribution to operating income compared to the fourth quarter of 2010 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization and Other	Adjusted EBITDA
Fourth Quarter 2010	$0.7	3.4%	$2.0	$2.7

Increase / (Decrease)
Unit Volume	(0.2)
Selling Price / Mix	0.9
Costs / Mix	(2.7)

	(1.3)	(6.3)%
Acquired businesses excluding acquisition accounting	4.4
Acquisition accounting	(3.7)

Fourth Quarter 2011	$(0.6)	(1.0)%	$6.9	$6.3

The unfavorable cost/mix impact on segment contribution to operating income was driven primarily by approximately $2.0 million of costs associated with consolidating the SpeeCo assembly and distribution center from Golden, Colorado, into our Kansas City, Missouri facility and supplier driven warranty expenses. Those costs include overlapping personnel expense, operating and logistics costs, and severance expense associated with closing the Golden, Colorado operation and product rework and refund expense associated with the warranty issues. The consolidation is expected to be completed by the end of the second quarter of 2012 and provide approximately $1.0 million of cost savings on an annual basis by the end of 2012.

Corporate and Other

Corporate and other generated net expense of $4.3 million in the fourth quarter of 2011, down from $5.4 million in the fourth quarter of 2010. Lower spending on strategic programs, primarily business acquisition expenses, drove the improvement.

Income from Continuing Operations

Fourth quarter 2011 income from continuing operations declined primarily due to the impact of non-cash purchase accounting charges and a larger income tax expense in the fourth quarter of 2011 compared to the fourth quarter of 2010. A reduction in net interest expense partially offset the impacts of purchase accounting and income taxes. Net interest expense was $4.5 million in the fourth quarter of 2011 versus $5.0 million in the fourth quarter of 2010. The impact of lower interest rates in 2011 more than offset the higher average borrowing levels driven by acquisitions in 2011. The change in continuing operations for the fourth quarter of 2011 compared to the fourth quarter of 2010 is illustrated in the table below.

Change in Income from Continuing Operations

(U.S. dollars in millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
Fourth Quarter 2010 Results	$16.4	$4.0	$12.4	$0.25
Change due to:
Increased operating income excluding acquisition accounting	4.4	1.1	3.3	0.07
Acquisition accounting impact	(4.5)	(1.1)	(3.4)	(0.07)
Decreased net interest expense	0.5	0.1	0.4	0.01
Change in other expense	(0.2)	0.0	(0.1)	(0.00)
Change in income tax rate	n/a	3.0	(3.0)	(0.06)

Fourth Quarter 2011 Results	$16.5	$7.0	$9.5	$0.19

The Company recorded tax expense of $7.0 million in the fourth quarter of 2011 versus $4.0 million in the fourth quarter of 2010. The fourth quarter 2011 effective tax rate was adversely impacted by certain book expense items that are not deductible for income tax purposes.

Cash Flow and Debt

As of December 31, 2011, the Company had net debt of $468.2 million, a decrease of $2.2 million from September 30, 2011. The decrease in net debt in the fourth quarter of 2011 resulted primarily from the generation of $16.7 million of cash from operations, offset by net capital expenditures of $15.2 million. Net capital expenditures were $9.3 million larger in the fourth quarter of 2011 than the fourth quarter of 2010 as the Company executed on its planned investment in China manufacturing capacity and incurred capital spending at acquired businesses. The Company generated $1.5 million in free cash flow in the fourth quarter of 2011. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro forma last-twelve-months (“LTM”) Adjusted EBITDA was 2.8x as of December 31, 2011, which is consistent with September 30, 2011 and an increase from 2.1x of net leverage at the end of December 2010. The increase in leverage from the end of 2010 is the result of acquisitions made in 2011, offset by free cash flow generation in 2011.

2012 Financial Outlook

The Company’s fiscal year 2012 outlook is for sales to range between $1,020 million and $1,060 million, and operating income to range between $120 million and $133 million. Our expectation for 2012 sales levels assumes growth in FLAG sales of 4% to 7% and growth in FRAG sales of 8% to 11%, both compared to 2011 pro forma full-year levels and including sales price increases of between 1% and 3%. The expectation for 2012 assumes that unfavorable foreign currency exchange rates will reduce operating income on a year-over-year basis by between $1.0 million and $2.0 million and rising steel prices will further reduce year-over-year operating income between $2.0 million and $3.0 million. The outlook for 2012 operating income also includes estimated non-cash charges as a result of acquisition accounting of approximately $17 million. Free cash flow for 2012 is expected to range between $50 million and $60 million, after approximately $45 million to $50 million of capital expenditures. Net interest expense is expected to be approximately $17 million in 2012, and the effective income tax rate for continuing operations is expected to be between 34% and 37% in 2012.

A comparison of key operating indicators for 2011 actual results, 2011 pro forma results, and the 2012 outlook mid-point, is provided in the table below:

(U.S. dollars in millions)	2011 Actual	2011 Pro Forma	2012 Outlook Mid-Point
Sales	$831.6	$975.5	$1,040.0
Operating Income	98.0	110.0	128.0
Adjusted EBITDA	146.9	168.7	180.0
Free Cash Flow	38.3	47.9	55.0
Net Capital Expenditures	39.4	41.6	48.0
Net Debt at Period End	468.2	468.2	413.0
Net Debt/Adjusted EBITDA	3.2x	2.8x	2.3x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, OREGON® PowerNowTM, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income (In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Sales	$170,982	$236,515	$611,480	$831,630
Cost of sales	117,555	170,502	407,454	575,821

Gross profit	53,427	66,013	204,026	255,809
Selling, general, and administrative expenses	31,911	44,653	118,471	157,856

Operating income	21,516	21,360	85,555	97,953
Interest expense, net of interest income	(4,953)	(4,479)	(25,517)	(18,550)
Other income (expense), net	(205)	(386)	(7,427)	(4,453)

Income from continuing operations before income taxes	16,358	16,495	52,611	74,950
Provision for income taxes	4,001	6,993	11,209	25,268

Income from continuing operations	$12,357	$9,502	$41,402	$49,682
Income from discontinued operations, net	5	—	5,798	—

Net income	$12,362	$9,502	$47,200	$49,682

Basic income per share:
Continuing operations	$0.26	$0.19	$0.86	$1.02
Discontinued operations	—	—	0.13	—

Basic income per share:	$0.26	$0.19	$0.99	$1.02

Diluted income per share:
Continuing operations	$0.25	$0.19	$0.85	$1.01
Discontinued operations	—	—	0.12	—

Diluted income per share:	$0.25	$0.19	$0.97	$1.01

Shares used for per share computations:
Basic	48,136	48,905	47,917	48,701
Diluted	48,910	49,640	48,508	49,434

Free Cash Flow (In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Net cash provided by operating activities	$16,468	$16,746	$49,166	$77,733
Taxes related to gain on sale of Gear Products, Inc.	6,646	—	6,646	—
Net purchases of property, plant, and equipment	(5,952)	(15,216)	(19,843)	(39,406)

Free cash flow	$17,162	$1,530	$35,969	$38,327

Condensed Consolidated Balance Sheets (In thousands)	December 31,	December 31,
	2010	2011
Assets:
Cash and cash equivalents	$80,708	$62,118
Accounts receivable	79,223	133,965
Inventories	100,445	151,494
Other current assets	28,526	36,911
Property, plant, and equipment, net	108,348	155,872
Other non-current assets	183,637	344,212

Total assets	$580,887	$884,572

Liabilities:
Current maturities of long-term debt	$10,250	$20,348
Other current liabilities	91,105	127,130
Long-term debt, net of current maturities	339,750	510,014
Other long-term liabilities	97,384	157,615

Total Liabilities	538,489	815,107
Stockholders’ equity	42,398	69,465

Total liabilities and stockholders’ equity	$580,887	$884,572

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$269,292	$468,244

Sales and Adjusted EBITDA

Three Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(in thousands)	2010 Actual	2011 Actual	2010 Actual	2011 Actual	2010 Actual	2011 Actual	2010 Actual	2011 Actual
Total sales	$145,404	$165,584	$20,419	$65,757	$5,159	$5,174	$170,982	$236,515

Operating income	$26,241	$26,340	$695	$(647)	$(5,420)	$(4,334)	$21,516	$21,360
Depreciation	4,990	5,658	205	1,466	84	85	5,279	7,209
Amortization / purchase accounting	382	1,301	1,815	5,437	—	—	2,197	6,738
Stock compensation	—	—	—	—	864	1,421	864	1,421
Inventory and asset impairment charges related to production efficiency programs	—	—	—	—	—	—	—	—
Expense associated with business acquisitions	—	—	—	—	1,248	433	1,248	433
Other	—	—	—	—	196	112	196	112

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$31,613	$33,299	$2,715	$6,256	$(3,028)	$(2,283)	$31,300	$37,273

Twelve Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(in thousands)	2010 Actual	2011 Actual	2010 Actual	2011 Actual	2010 Actual	2011 Actual	2010 Actual	2011 Actual
Total sales	$554,053	$659,883	$34,200	$147,475	$23,227	$24,272	$611,480	$831,630

Operating income	$104,113	$115,597	$1,671	$4,474	$(20,229)	$(22,118)	$85,555	$97,953
Depreciation	20,373	20,888	277	2,244	321	350	20,971	23,482
Amortization / purchase accounting	1,525	4,463	3,368	11,179	—	—	4,893	15,642
Stock compensation	—	—	—	—	3,255	4,442	3,255	4,442
Inventory and asset impairment charges related to production efficiency programs	2,996	491	—	—	—	—	2,996	491
Expense associated with business acquisitions	—	—	—	—	1,899	4,383	1,899	4,383
Other	—	—	—	—	563	535	563	535

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$129,007	$141,439	$5,316	$17,897	$(14,191)	$(12,408)	$120,132	$146,928

Pro Forma Twelve Months Ended December 31,	Total Company
(in thousands)	2010 Pro Forma[1]	2011 Pro Forma[1]	2012 Full Year Estimate
Total sales	$656,600	$975,500	$1,040,000

Operating income	$89,300	$109,964	$128,000
Depreciation	21,300	26,898	29,000
Amortization / purchase accounting	8,100	22,016	17,000
Stock compensation	3,255	4,442	6,000
Inventory and asset impairment charges related to production efficiency programs	2,996	491	—
Expense associated with business acquisitions	1,899	4,383	—
Other	563	535	—

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$127,413	$168,729	$180,000

1)	2010 Pro Forma information includes SpeeCo results as if acquired January 1, 2010, while 2011 Pro Forma information includes KOX, PBL and Woods results as if acquired January 1, 2011.